As filed with the Securities and Exchange Commission on May 15, 2006
File No. 333- 133737
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

21ST CENTURY HOLDING COMPANY

(Exact name of Registrant as specified in its charter)

Florida ----------------- (State or other jurisdiction of incorporation or organization)	65-0248866 ----------------------- (I.R.S. Employer Identification No.)

3661 West Oakland Park Blvd, Suite 300, Lauderdale Lakes, FL 33311
(954) 581-9993
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Edward J. Lawson
Chief Executive Officer
21st Century Holding Company
3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, FL 33311
(954) 581-9993
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura M. Holm
Berger Singerman
350 East Las Olas Boulevard, Suite 1000
Fort Lauderdale, Florida 33301
Telephone: (954) 713-7518
Telecopier: (954) 523-2872

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	107,116 shares	$18.02	$1,930,230	$227.19(3)

(1)
Also includes, pursuant to Rule 416 under the Securities Act of 1933, an indeterminant number of shares and warrants that may be issued, offered or sold to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(3)	Previously paid in the Registration Statement that was filed on May 2, 2006.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, MAY 15, 2006

PROSPECTUS

107,116 SHARES OF COMMON STOCK

21ST CENTURY HOLDING COMPANY

We are registering for resale an aggregate of 107,116 shares of common stock of 21st Century Holding Company that have been issued to the shareholders named in this Prospectus and their transferees (“selling shareholders”). We originally issued these shares to the shareholders on April 30, 2006 as payment of principal and interest due on both our 6% senior subordinated notes due July 31, 2006 and our 6% senior subordinated notes due September 30, 2007. We will not receive any proceeds from the sale of the common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “TCHC.” On May 12, 2006, the last reported sale price of the common stock on the Nasdaq National Market was $17.96 per share. The shares of common stock may be sold from time to time by the selling shareholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders and any broker-dealer who may participate in the sale of the shares may use this prospectus. See "Plan of Distribution."

An investment in our common stock involves risks. See the section entitled “Risk Factor” section beginning on page 3 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 15, 2006.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give any information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these shares.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents and information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the information concerning our possible or assumed future operating results, business strategies, financing plans, competitive position, industry environment, the anticipated impact on our business and financial results of recent and future acquisitions, the effects of competition, our ability to produce new products in a cost-effective manner and estimates relating to our industry. Forward-looking statements may be identified by the use of words like “believes,” “intends,” “expects,” “may,” “will,” “should” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties.

Actual results may differ materially from those expressed or implied by forward-looking statements for a number of reasons, including those appearing elsewhere in this prospectus under the heading “Risk Factors.” In addition, we base forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, you should be aware that the forward-looking events described in this prospectus and the documents incorporated by reference in this prospectus may not occur.

THE COMPANY

We are an insurance holding company, which, through our subsidiaries and our contractual relationships with our independent agents and general agents, control substantially all aspects of the insurance underwriting, distribution and claims process. We are authorized to underwrite personal automobile insurance, commercial general liability insurance, homeowners’ property and casualty insurance and mobile home property and casualty insurance in various states with various lines of authority through our wholly owned subsidiaries, Federated National Insurance Company (“Federated National”) and American Vehicle Insurance Company (“American Vehicle”).

Federated National is authorized to underwrite personal automobile insurance, homeowners’ property and casualty insurance and mobile home property and casualty insurance in Florida as an admitted carrier. American Vehicle is authorized to underwrite personal and commercial automobile insurance and commercial general liability insurance in Florida as an admitted carrier. In addition, American Vehicle is authorized to underwrite commercial general liability insurance in Georgia, Kentucky, South Carolina and Virginia as a surplus lines carrier and in Texas, Louisiana and Alabama as an admitted carrier.

During the year ended December 31, 2005, 63.4%, 17.3%, 18.9 % and 0.4 % of the premiums we underwrote were for homeowners’ property and casualty insurance, non-standard personal automobile insurance, commercial general liability insurance, and mobile home property and casualty insurance, respectively. During the year ended December 31, 2004, 62.0%, 24.1%, 12.4 % and 1.5% of the premiums we underwrote were for homeowners’ property and casualty insurance, personal automobile insurance, commercial general liability insurance, and mobile home property and casualty insurance, respectively.

Our executive offices are located at 3661 West Oakland Park Boulevard, Suite 300, Lauderdale Lakes, Florida and our telephone number is (954) 581-9993.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase shares of our common stock. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

You should also review our disclosure under the heading “Special Note on Forward-Looking Information” for additional risks and uncertainties that could cause our actual results to differ materially from those anticipated.

Risks Related to Our Business

The State of Florida, where our headquarters and a substantial portion of our policies are located, has experienced nine hurricanes since August 2004 through October 2005 and they have affected our operating results.

We write insurance policies that cover automobile owners, homeowners' and business owners for losses that result from, among other things, catastrophes. Catastrophic losses can be caused by hurricanes, tropical storms, tornadoes, wind, hail, fires, riots and explosions, and their incidence and severity are inherently unpredictable. The extent of losses from a catastrophe is a function of two factors: the total amount of the insurance company's exposure in the area affected by the event and the severity of the event. Our policyholders are currently concentrated in South and Central Florida, which is especially subject to adverse weather conditions such as hurricanes and tropical storms.

During the past two years, the State of Florida has experienced nine hurricanes. One of our subsidiaries, Federated National, incurred significant losses relative to its homeowners’ and mobile homeowners’ insurance lines of business in connection with these catastrophic weather events. The table below illustrates the magnitude of each storm both gross and net of our reinsurance arrangements.

Hurricane	Estimated Claim Count	Gross Losses	Reinsurance Recoveries	Net Losses
		(Dollars in Millions)
Charley (August 13, 2004)	2,565	$59	$49	$10
Frances (September 3, 2004)	3,805	50	40	10
Ivan (September 14, 2004)	1,065	21	--	21
Jeanne (September 25, 2004)	1,548	13	--	13
Arlene (June 7, 2005)	--	--	--	--
Dennis (July 10, 2005)	322	3	--	3
Katrina (August 25, 2005)	2,076	15	12	3
Rita (September 20, 2005)	24	--	--	--
Wilma (October 24, 2005)	10,039	138	135	3

Total Loss Estimate	21,444	$299.3	$236.3	$63.0

For the 2005-2006 hurricane season, the Company retains the first $3.0 million of loss and LAE with maximum coverage afforded from the combined policies in effect totaling approximately $194.8 million and the cost to the Company for this coverage was approximately $26 million. In contrast, for the 2004-2005 hurricane season the Company retained the first $10 million of loss and LAE with maximum coverage afforded from the combined policies totaling approximately $200.0 and the cost to the Company for this coverage was approximately $14 million.

Although we follow the industry practice of reinsuring a portion of our risks, our costs of obtaining reinsurance have increased and we may not be able to successfully alleviate risk through reinsurance arrangements.

We have a reinsurance structure that is a combination of private reinsurance and the FHCF. Our reinsurance structure is comprised of several reinsurance companies with varying levels of participation providing coverage for loss and LAE at pre-established minimum and maximum amounts. Losses incurred in connection with a catastrophic event below the minimum and above the maximum are the responsibility of Federated National.

As a result of the hurricanes experienced in Florida over the past two years, we continue to review, and may determine to modify, our reinsurance structure.

Although the occurrence of hurricanes hitting Florida has increased during the past two years, some weather analysts believe that we have entered a period of greater hurricane activity while others suggest a diminished expectation for the near future. To address this risk, we are exploring alternatives to reduce our exposure to these types of storms. Although these measures may increase operating expenses, management believes that they will assist us in protecting long-term profitability, although there can be no assurances that will be the case.

The insolvency of our primary reinsurer or any of our other current or future reinsurers, or their inability otherwise to pay claims, would increase the claims that we must pay, thereby significantly harming our results of operations. In addition, prevailing market conditions have limited the availability and increased the cost of reinsurance, which may have the effect of increased costs and reduced profitability.

We may experience financial exposure from climate change.

Our financial exposure from climate change is most notably associated with losses in connection with the occurrence of hurricanes striking Florida. We mitigate the risk of financial exposure from climate change by restrictive underwriting criteria, sensitivity to geographic concentrations and reinsurance.

Restrictive underwriting criteria can include, but are not limited to, higher premiums, higher deductibles and more specifically excluded policy risks such as fences and screened in enclosures. New technological advances in computer generated geographical mapping afford us an enhanced perspective as to geographic concentrations of policyholders and proximity to flood prone areas. Our amount of maximum reinsurance coverage is determined by subjecting our homeowner and mobile homeowner exposures to statistical forecasting models that are designed to quantify a catastrophic event in terms of the frequency of a storm occurring once in every “n” years. Our reinsurance coverage contemplated a catastrophic event occurring once every 100 years. Our amount of losses retained (our deductible) in connection with a catastrophic event is determined by market capacity, pricing conditions and surplus preservation.

Our loss reserves may be inadequate to cover our actual liability for losses, causing our results of operations to be adversely affected.

We maintain reserves to cover our estimated ultimate liabilities for loss and LAE. These reserves are estimates based on historical data and statistical projections of what we believe the settlement and administration of claims will cost based on facts and circumstances then known to us. Actual loss and LAE reserves, however, may vary significantly from our estimates.

Factors that affect unpaid loss and LAE include the estimates made on a claim-by-claim basis known as “case reserves” coupled with bulk estimates known as “incurred by not reported.” Periodic estimates by management of the ultimate costs required to settle all claim files are based on our analysis of historical data and estimations of the impact of numerous factors such as (i) per claim information; (ii) company and industry historical loss experience; (iii) legislative enactments, judicial decisions, legal developments in the awarding of damages, and changes in political attitudes; and (iv) trends in general economic conditions, including the effects of inflation. Management revises its estimates based on the results of its analysis. This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for estimating the ultimate settlement of all claims. There is no precise method for subsequently evaluating the impact of any specific factor on the adequacy of the reserves, because the eventual redundancy or deficiency is affected by multiple factors.

Because of the uncertainties that surround estimated loss reserves, we cannot be certain that our reserves will be adequate to cover our actual losses. If our reserves for unpaid losses and LAE are less than actual losses and LAE, we will be required to increase our reserves with a corresponding reduction in our net income in the period in which the deficiency is identified. Future loss experience substantially in excess of our reserves for unpaid losses and LAE could substantially harm our results of operations and financial condition.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

Various provisions of our policies, such as limitations or exclusions from coverage which have been negotiated to limit our risks, may not be enforceable in the manner we intend. At the present time we employ a variety of endorsements to our policies that limit exposure to known risks, including but not limited to exclusions relating to types of vehicles we insure, specific artisan activities and homes in close proximity to the coast line.

In addition, the policies we issue contain conditions requiring the prompt reporting of claims to us and our right to decline coverage in the event of a violation of that condition. While our insurance product exclusions and limitations reduce the loss exposure to us and help eliminate known exposures to certain risks, it is possible that a court or regulatory authority could nullify or void an exclusion or legislation could be enacted modifying or barring the use of such endorsements and limitations in a way that would adversely effect our loss experience, which could have a material adverse effect on our financial condition or results of operations.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued.

Our failure to pay claims accurately could adversely affect our business, financial results and capital requirements.

We must accurately evaluate and pay claims that are made under our policies. Many factors affect our ability to pay claims accurately, including the training and experience of our claims representatives, the culture of our claims organization and the effectiveness of our management, our ability to develop or select and implement appropriate procedures and systems to support our claims functions and other factors. Our failure to pay claims accurately could lead to material litigation, undermine our reputation in the marketplace, impair our image and negatively affect our financial results.

In addition, if we do not train new claims adjusting employees effectively or if we lose a significant number of experienced claims adjusting employees, our claims department’s ability to handle an increasing workload as we grow could be adversely affected. In addition to potentially requiring that growth be slowed in the affected markets, we could suffer decreased quality of claims work, which in turn could lower our operating margins.

If we are unable to continue our growth because our capital must be used to pay greater than anticipated claims, our financial results may suffer.

We have grown rapidly over the last few years. Our future growth will depend on our ability to expand the types of insurance products we offer and the geographic markets in which we do business both balanced by the business risks we chose to assume and cede. We believe that our company is sufficiently capitalized to operate our business as it now exists and as we currently plan to expand it. Our existing sources of funds include possible sales of our investment securities, our revolving loan from Flatiron and our earnings from operations and investments. Unexpected catastrophic events in our market areas, such as the hurricanes experienced in Florida, have resulted and will result in greater claims losses than anticipated, which could require us to limit or halt our growth while we redeploy our capital to pay these unanticipated claims unless we are able to raise additional capital or increase our earnings in our other divisions.

We may require additional capital in the future which may not be available or only available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our present capital is insufficient to meet future operating requirements and/or cover losses, we may need to raise additional funds through financings or curtail our growth. Based on our current operating plan, we believe current capital together with our anticipated retained earnings, will support our operations without the need to raise additional capital. However, we cannot provide any assurance in that regard, since many factors will affect our capital needs and their amount and timing, including our growth and profitability, our claims experience, and the availability of reinsurance, as well as possible acquisition opportunities, market disruptions and other unforeseeable developments. If we had to raise additional capital, equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, our business, financial condition or results of operations could be materially adversely affected.

We are subject to significant government regulation, which can limit our growth and increase our expenses, thereby reducing our earnings.

We are subject to laws and regulations in Florida, our state of domicile, and in Georgia, Louisiana, Kentucky, South Carolina, Virginia, Alabama and Texas, states in which we have been authorized to do business, and will be subject to the laws of any other state in which we conduct business in the future. These laws and regulations cover all aspects of our business and are generally designed to protect the interests of insurance policyholders. For example, these laws and regulations relate to licensing requirements, authorized lines of business, capital surplus requirements, allowable rates and forms, investment parameters, underwriting limitations, restrictions on transactions with affiliates, dividend limitations, changes in control, market conduct, and limitations on premium financing service charges. The cost to monitor and comply with these laws and regulations adds significantly to our cost of doing business. Further, if we do not comply with the laws and regulations applicable to us, we may be subject to sanctions or monetary penalties by the applicable insurance regulator.

Our insurance companies are subject to minimum capital and surplus requirements, and our failure to meet these requirements could subject us to regulatory action.

Our insurance companies are subject to risk-based capital standards and other minimum capital and surplus requirements imposed under applicable state laws, including the laws of their state of domicile, Florida. The risk-based capital standards, based upon the Risk-Based Capital Model Act adopted by the National Association of Insurance Commissioners“(NAIC”) require our insurance companies to report their results of risk-based capital calculations to state departments of insurance and the NAIC. These risk-based capital standards provide for different levels of regulatory attention depending upon the ratio of an insurance company’s total adjusted capital, as calculated in accordance with NAIC guidelines, to its authorized control level risk-based capital. Authorized control level risk-based capital is the number determined by applying the NAIC’s risk-based capital formula, which measures the minimum amount of capital that an insurance company needs to support its overall business operations.

Any failure by one of our insurance companies to meet the applicable risk-based capital or minimum statutory capital requirements imposed by the laws of Florida or other states where we do business could subject it to further examination or corrective action imposed by state regulators, including limitations on our writing of additional business, state supervision or liquidation. In 2005, Federated National, statutory surplus did not exceed company action levels established by the NAIC. Federated National’s results require us to submit a plan containing corrective actions. Federated National has not yet submitted its plan for corrective action yet, however we will submit a plan during the second quarter of 2006.

Any changes in existing risk-based capital requirements or minimum statutory capital requirements may require us to increase our statutory capital levels, which we may be unable to do.

Our revenues and operating performance may fluctuate with business cycles in the property and casualty insurance industry.

Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns characterized by periods of significant competition in pricing and underwriting terms and conditions, which is known as a "soft" insurance market, followed by periods of lessened competition and increasing premium rates, which is known as a "hard" insurance market. Although an individual insurance company's financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern, with profitability generally increasing in hard markets and decreasing in soft markets. At present, we are beginning to experience a soft market in our automobile and commercial general liability sectors while a hard market persists in our property sector. We cannot predict, however, how long these market conditions will persist. We do not compete entirely on price or targeted market share. Our ability to compete is governed by our ability to assess and price an insurance product with an acceptable risk for obtaining profit.

We may not obtain the necessary regulatory approvals to expand the types of insurance products we offer or the states in which we operate.

We currently have applications pending in California and Missouri to underwrite and sell commercial general liability insurance. The insurance regulators in these states may request additional information, add conditions to the license that we find unacceptable, or deny our application. This would delay or prevent us from operating in that state. If we want to operate in any additional states, we must file similar applications for licenses, which we may not be successful in obtaining.

We requested that A.M. Best cease rating our insurance subsidiaries. As a result, we may be unable to write or renew desirable insurance policies or obtain adequate reinsurance, which would limit or halt our growth and harm our business.

Third-party rating agencies assess and rate the ability of insurers to pay their claims. These financial strength ratings are used by the insurance industry to assess the financial strength and quality of insurers. These ratings are based on criteria established by the rating agencies and reflect evaluations of each insurer's profitability, debt and cash levels, customer base, adequacy and soundness of reinsurance, quality and estimated market value of assets, adequacy of reserves, and management. Ratings are based upon factors of concern to agents, reinsurers and policyholders and are not directed toward the protection of investors, such as purchasers of our common stock.

In August 2004, A.M. Best Company notified us that Federated National and American Vehicle were being placed under review with negative implications. In 2003 A.M. Best had assigned Federated National a B rating ("Fair," which is the seventh of 14 rating categories) and American Vehicle a B+ rating ("Very Good," which is the sixth of 14 rating categories). In connection with this review, we requested that A.M. Best cease its ratings of these subsidiaries “NR-4 Not rated, company’s request”. The withdrawal of our ratings could limit or prevent us from writing or renewing desirable insurance policies, from obtaining adequate reinsurance, or from borrowing on our line of credit.

We rely on independent agents to write our insurance policies, and if we are not able to attract and retain independent agents, our revenues would be negatively affected.

We currently market and distribute Federated National's, American Vehicle's and third-party insurers' products and our other services through contractual relationships with a network of approximately 1,500 independent agents and a selected number of general agents. Our independent agents are our primary source for our automobile and property insurance policies. Many of our competitors also rely on independent agents. As a result, we must compete with other insurers for independent agents' business. Our competitors may offer a greater variety of insurance products, lower premiums for insurance coverage, or higher commissions to their agents. If our products, pricing and commissions do not remain competitive, we may find it more difficult to attract business from independent agents to sell our products. A material reduction in the amount of our products that independent agents sell would negatively affect our revenues.

We rely on our information technology and telecommunications systems, and the failure of these systems could disrupt our operations.

Our business is highly dependent upon the successful and uninterrupted functioning of our current information technology and telecommunications systems. We rely on these systems to process new and renewal business, provide customer service, make claims payments and facilitate collections and cancellations, as well as to perform actuarial and other analytical functions necessary for pricing and product development. As a result, the failure of these systems could interrupt our operations and adversely affect our financial results.

Nonstandard automobile insurance historically has a higher frequency of claims than standard automobile insurance, thereby increasing our potential for loss exposure beyond what we would be likely to experience if we offered only standard automobile insurance.

Nonstandard automobile insurance is provided to insureds that are unable to obtain preferred or standard insurance coverage because of their payment histories, driving records, age, vehicle types, or prior claims histories. This type of automobile insurance historically has a higher frequency of claims than does preferred or standard automobile insurance policies, although the average dollar amount of the claims is usually smaller under nonstandard insurance policies. As a result, we are exposed to the possibility of increased loss exposure and higher claims experience than would be the case if we offered only standard automobile insurance.

Florida's personal injury protection insurance statute contains provisions that favor claimants, causing us to experience a higher frequency of claims than might otherwise be the case if we operated only outside of Florida.

Florida's personal injury protection insurance statute limits an insurer's ability to deny benefits for medical treatment that is unrelated to the accident, that is unnecessary, or that is fraudulent. In addition, the statute allows claimants to obtain awards for attorney's fees. Although this statute has been amended several times in recent years, primarily to address concerns over fraud, the Florida legislature has been only marginally successful in implementing effective mechanisms that allow insurers to combat fraud and other abuses. We believe that this statute contributes to a higher frequency of claims under nonstandard automobile insurance policies in Florida, as compared to claims under standard automobile insurance policies in Florida and nonstandard and standard automobile insurance polices in other states. Although we believe that we have successfully offset these higher costs with premium increases, because of competition, we may not be able to do so with as much success in the future.

Our success depends on our ability to accurately price the risks we underwrite.

The results of our operations and the financial condition of our insurance companies depend on our ability to underwrite and set premium rates accurately for a wide variety of risks. Rate adequacy is necessary to generate sufficient premiums to pay losses, LAE and underwriting expenses and to earn a profit. In order to price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate rating formulas; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including:

•	the availability of sufficient reliable data and our ability to properly analyze available data;

•	the uncertainties that inherently characterize estimates and assumptions;

•	our selection and application of appropriate rating and pricing techniques; and

•	changes in legal standards, claim settlement practices, medical care expenses and restoration costs.

Consequently, we could under-price risks, which would negatively affect our profit margins, or we could overprice risks, which could reduce our sales volume and competitiveness. In either event, the profitability of our insurance companies could be materially and adversely affected.

Current operating resources are necessary to develop future new insurance products

We currently intend to expand our product offerings by underwriting additional insurance products and programs, and marketing them through our distribution network. Expansion of our product offerings will result in increases in expenses due to additional costs incurred in actuarial rate justifications, software and personnel. Offering additional insurance products may also require regulatory approval, further increasing our costs. There can be no assurance that we will be successful bringing new insurance products to our marketplace.

Our business strategy is to avoid competition based on price to the extent possible. This strategy, however, may result in the loss of business in the short term

Comparable companies which compete with us in the homeowners’ market include Allstate Insurance Company, State Farm Insurance Company, Florida Family Insurance Company, Florida Select Insurance Company, Atlantic Preferred Insurance Company and Vanguard Insurance Company.

Comparable companies which compete with us in the general liability insurance market include Century Surety Insurance Company, Atlantic Casualty Insurance Company, Colony Insurance Company and Burlington/First Financial Insurance Companies.

Although our pricing of our automobile insurance products is inevitably influenced to some degree by that of our competitors, we believe that it is generally not in our best interest to compete solely on price, choosing instead to compete on the basis of underwriting criteria, our distribution network, and our superior service to our agents and insureds. With respect to automobile insurance in Florida, we compete with more than 100 companies, which underwrite personal automobile insurance. Comparable companies which compete with us in the personal automobile insurance market include Affirmative Insurance Holdings, Inc., which recently acquired our non-standard automobile agency business in Florida, U.S. Security Insurance Company, United Automobile Insurance Company, Direct General Insurance Company and Security National Insurance Company, as well as major insurers such as Progressive Casualty Insurance Company.

Competition could have a material adverse effect on our business, results of operations and financial condition. If we do not meet the prices offered by our competitors, we may lose business in the short term, which could also result in reduced revenues.

Our investment portfolio may suffer reduced returns or losses, which would significantly reduce our earnings.

As do other insurance companies, we depend on income from our investment portfolio for a substantial portion of our earnings. During the time that normally elapses between the receipt of insurance premiums and any payment of insurance claims, we invest the funds received, together with our other available capital, primarily in fixed-maturity investments and equity securities, in order to generate investment income.

Our investment portfolio contains interest rate sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. A significant increase in interest rates could have a material adverse effect on our financial condition or results of operations. Generally, bond prices decrease as interest rates rise. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, investment of new premiums received and funds reinvested will earn less than expected.

Our president and chief executive officer is key to the strategic direction of our company. If we were to lose this service our business could be harmed.

We depend, and will continue to depend, on the services of our founder and principal shareholder, Edward J. Lawson, who is also our president, chairman of the board and chief executive officer. We have entered into an employment agreement with him and we maintain $3 million key man life insurance on the life of Mr. Lawson. Nevertheless, because of Mr. Lawson's role and involvement in developing and implementing our current business strategy, his loss of service could substantially harm our business.

Our success also will depend in part upon our ability to attract and retain qualified executive officers, experienced underwriting talent and other skilled employees who are knowledgeable about our business. We rely substantially upon the services of our executive management team. Although we are not aware of any planned departures or retirements, if we were to lose the services of members of our management team, our business could be adversely affected. We believe we have been successful in attracting and retaining key personnel throughout our history. We have employment agreements with James G. Jennings III, our Treasurer and Chief Financial Officer, and other members of our executive management team. We also maintain a $1 million key man life insurance policy on the life of Mr. Jennings.

Risks Related to an Investment in Our Shares

The trading of our warrants may negatively affect the trading prices of our common stock if investors purchase and exercise the warrants to facilitate other trading strategies, such as short selling.

Our warrants currently trade on the NASDAQ National Market under the symbols "TCHCW" and “TCHCZ.” Each of the TCHCW warrants entitles the holders to purchase three quarters of one share of our common stock at an exercise price per whole share of $12.744 after giving effect to the September 2004 three-for-two stock split.  Each of the TCHCZ warrants entitles the holders to purchase one share of our common stock at an exercise price per share of $12.750. Investors may purchase and exercise warrants to facilitate trading strategies such as short selling, which involves the sale of securities not yet owned by the seller. In a short sale, the seller must either purchase or borrow the security in order to complete the sale. If shares of our common stock received upon the exercise of warrants are used to complete short sales, this may have the effect of reducing the trading price of our common stock.

Our largest shareholders currently control approximately 15% of the voting power of our outstanding common stock, which could discourage potential acquirers and prevent changes in management.

Edward J. Lawson and Michele V. Lawson beneficially own approximately 15% of our outstanding common stock. As our largest shareholders, the Lawson’s have significant influence over the outcome of any shareholder vote. This voting power may discourage takeover attempts, changes in our officers and directors or other changes in our corporate governance that other shareholders may desire.

We have authorized but unissued preferred stock, which could affect rights of holders of common stock.

Our articles of incorporation authorize the issuance of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be issued as a method of discouraging a takeover attempt. Although we do not intend to issue any preferred stock at this time, we may do so in the future.

Our articles of incorporation, bylaws and Florida law may discourage takeover attempts and may result in entrenchment of management.

Our articles of incorporation and bylaws contain provisions that may discourage takeover attempts and may result in entrenchment of management.

●
Our board of directors is elected in classes, with only two or three of the directors elected each year. As a result, shareholders would not be able to change the membership of the board in its entirety in any one year. Shareholders would also be unable to bring about, through the election of a new board of directors, changes in our officers.

●
Our articles of incorporation prohibit shareholders from acting by written consent, meaning that shareholders will be required to conduct a meeting in order to vote on any proposals or take any action.

●	Our bylaws require at least 60 days' notice if a shareholder desires to submit a proposal for a shareholder vote or to nominate a person for election to our board of directors.

In addition, Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations, such as our company.

●
The Florida Control Share Act provides that shares acquired in a "control share acquisition" will not have voting rights unless the voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, in whatever form, of voting power in any of the following ranges: (a) at least 20% but less than 33-1/3% of all voting power, (b) at least 33-1/3% but less than a majority of all voting power; or (c) a majority or more of all voting power.

●
The Florida Affiliated Transactions Act requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

As a holding company, we depend on the earnings of our subsidiaries and their ability to pay management fees and dividends to the holding company as the primary source of our income.

We are an insurance holding company whose primary assets are the stock of our subsidiaries. Our operations, and our ability to service our debt, are limited by the earnings of our subsidiaries and their payment of their earnings to us in the form of management fees, dividends, loans, advances or the reimbursement of expenses. These payments can be made only when our subsidiaries have adequate earnings. In addition, dividend payments made to us by our insurance subsidiaries are restricted by Florida law governing the insurance industry. Generally, Florida law limits the dividends payable by insurance companies under complicated formulas based on the subsidiary's available capital and earnings.

No dividends were declared or paid by our insurance subsidiaries in 2005, 2004 or 2003. Under these laws, neither Federated National nor American Vehicle may not be permitted to pay dividends to 21st Century in 2006. Whether our subsidiaries will be able to pay dividends in 2006 depends on the results of their operations and their expected needs for capital. We do not anticipate that our subsidiaries will begin to pay dividends to the parent company during 2006.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock by the selling shareholders.

SELLING SHAREHOLDERS

The following tables show certain information as of the date of this prospectus regarding the number of shares of common stock owned by the selling shareholders and that are included for sale in this prospectus. The table assumes that all shares offered for sale in the prospectus are sold.

No selling shareholder has been within the last three years, or is currently, affiliated with us.

	Ownership of Common Stock			Ownership of Common Stock
	Before Offering (1)		Number Offered	After Offering(1)
			By Selling
	Number	Percent	Shareholder	Number	Percent
Corsair Capital Partners, LP (2)	54,133	*	3,545	50,588	*
Corsair Capital Partners 100, LP (2)	2,098	*	137	1,961	*
Corsair Capital Partners Investors, LTD (2)	6,714	*	439	6,275	*
Cranshire Capital, LP (2)	85,927	1.15%	5,496	80,431	1.08%
Hillson Partners Limited Partnership	266,708	3.49%	5,496	261,212	3.42%
Iroquois Capital LP (2)	83,927	1.13%	5,496	78,431	1.05%
Omicron Master Trust	125,445	1.68%	13,553	111,892	1.49%
OTAPE Investments LLC (1)	20,899	*	1,281	19,618	*
Newport Alternative Income Fund	512	*	512	0	*
SilverCreek II Limited	1,434	*	1,434	0	*
SilverCreek Limited Partnership	3,176	*	3,176	0	*
Whitebox Convertible Arbitrage Partners, LP	233,011	3.08%	41,566	191,445	2.53%
Whitebox Hedged High Yield Partners, LP	10,245	*	10,245	0	*
Whitebox Intermarket Partners, LP	33,882	*	4,122	29,760	*
Pandora Select Partners, LP	55,749	*	10,618	45,131	*

_________________________
* Less than 1%.

(1)	Includes 19,618 shares underlying warrants held by the selling shareholder, OTAPE Investments LLC, (each of which is exercisable for .75 shares of common stock).
(2)
Includes shares underlying warrants held by the selling shareholders (each of which is exercisable for one share of common stock) as follows: Iroquois Capital, LP, 78,431 shares; Cranshire Capital, LP, 78,431 shares; Corsair Capital Partners, LP, 50,588 shares; Corsair Capital Partners 100, LP, 1,961 shares; and Corsair Capital Partners Investors, LTD, 6,275 shares.

The selling shareholders listed above have provided us with additional information regarding the individuals or entities that exercise control over the selling shareholder. The proceeds of any sale of shares pursuant to this prospectus will be for the benefit of the individuals that control the selling entity. The following is a list of the selling shareholders and the entities that may exercise the right to vote or dispose of the shares owned by each selling shareholder:

Jay Petschek, serves as the managing member of Corsair Capital Advisors, LLC, the general partner of Cosair Capital Partners, LP, Cosair Capital Partners 100, LP and Cosair Capital Investors, Ltd. Mr. Petschek exercises sole voting and dispositive power over these securities.

Mitchell P. Kopin, is the President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P. Mr. Kopin has sole voting and dispositive power over the securities held by Cranshire Capital, LP.

Daniel Abramowitz, is the President of Hillson Financial Management, Inc., the general partner of Hillson Partners Limited Partnership. Mr. Abramowitz has sole voting and dispositive power over the securities held by Hillson Partners Limited Partnership.

Joshua Silverman is a partner of Iroquois Capital, LP. Mr. Silverman has sole and voting and dispositive power over the securities held by Iroquois Capital, LP.

Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"); Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital; and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of December 30, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a Selling Securityholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

    OTAPE Investments, LLC is managed by TOA. Ira M. Leventhal, a U.S. citizen, may be deemed to have dispositive power with regard to the shares beneficially owned by OTAPE Investments, LLC. Mr. Leventhal disclaims beneficial ownership of those shares.

Each of Newport Alternative Income Fund, SilverCreek II Limited and SilverCreek Limited Partnership is managed by SilverCreek Management Inc. Louis Morwick and Bryn Joynt are the managing members of SilverCreek Management Inc. and have sole voting and dispositive power over the shares owned by each of the entities.

Mr. Andrew Redleaf is the managing member of the general partner for Whitebox Convertible Arbitrage Partners, LP; Whitebox Intermarket Partners, LP, and Pandora Select Partners, LP and exercises sole voting and dispositive power over the securities held by each of these entities.

PLAN OF DISTRIBUTION

The selling shareholders and any pledges, donees, transferees or other successors in interest of the selling shareholders (collectively, all shall be referred to as the “selling shareholders”) may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be in one or more transactions at fixed prices, at varying prices determined at the time of sale, at prevailing market prices at the time of sale or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer and donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the Selling Shareholders.

LEGAL MATTERS

The validity of the issuance of the shares offered by this prospectus will be passed upon by Berger Singerman, P.A., Fort Lauderdale, Florida.

EXPERTS

The financial statements of 21st Century Holding Company for the years ended December 31, 2005 and December 31, 2004, incorporated by reference in this prospectus, have been audited by De Meo, Young, McGrath, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act to register the securities offered by means of this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information identified in the registration statement. For further information about us and the securities offered by means of this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC's public reference rooms at the following location: 100 F Street, N.E., Washington, D.C., 20549.

                You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms and the procedure for obtaining copies.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The documents that we file with the SEC, including the registration statement, are available to investors on this web site. You can log onto the SEC's web site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. As a result, you may need to review other documents filed by us with the SEC to obtain more information. The information contained in the documents we incorporate by reference is considered a part of this prospectus. Additionally, because information concerning us, whether contained in this prospectus or in a document incorporated by reference, will be amended or superseded by more current information contained in later filed documents, the information that we file with the SEC after the date of this prospectus will update and supersede older information contained in, or incorporated by reference into, this prospectus.

We incorporate by reference into this prospectus all the documents listed below:

●	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 30, 2006;

●	Our Current Report on Form 8-K filed with the SEC on April 19, 2006;

●	Our definitive proxy statement for our 2006 Annual Meeting of Shareholders filed with the SEC on April 17, 2006;

●	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 28, 1998, as this description may be updated in any amendment to the Form 8-A.

In addition to the documents listed above, we incorporate by reference into this prospectus all documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until all of the securities being offered by means of this prospectus have been sold or the registration statement which we have filed with the SEC relating to the securities ceases to be effective; provided, however, that unless otherwise stated, nothing contained herein shall be deemed to incorporate by reference into this prospectus information furnished to, but not filed with, the SEC.

We will deliver at no cost a copy of any document incorporated by reference into this prospectus but not delivered with this prospectus to anyone who receives this prospectus. Exhibits filed with the documents that are incorporated by reference into this prospectus will be delivered only if the exhibits have been specifically incorporated by reference. Requests for any of these documents may be made in writing or orally and should be directed to:
Corporate Secretary, 21st Century Holding Company, 3661 West Oakland Park Blvd. Suite 300, Lauderdale Lakes, FL 33311.

SEC POSITION ON INDEMNIFICATION OF DIRECTORS AND OFFICERS

The SEC is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The Registrant estimates that its expenses in connection with this registration statement will be as follows:

SEC registration fee	$$250.00
Accounting fees and expenses	5,000.00
Legal fees and expenses	10,000.00
Miscellaneous	1,750.00

Total	$$17,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such law. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and officers.

ITEM 16. EXHIBITS.

4.1
Unit Purchase Agreement dated July 31, 2003 between the Company and the purchasers of the 6% Senior Subordinated Notes (previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 2, 2006)

4.2
Amendment to Unit Purchase Agreement and Registration Rights Agreement dated October 15, 2003 between the Company and the Purchasers of the 6% Senior Subordinated Notes (previously filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 2, 2006)

4.3	Form of 6% Senior Subordinated Note due July 31, 2006 (previously filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 2, 2006)
4.4	Form of Redeemable Warrant dated July 31, 2003 (previously filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 2, 2006)
4.5
Registration Rights Agreement dated July 31, 2003 between the Company and the purchase of the 6% Senior Subordinated Notes (previously filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 2, 2006)

4.6
Unit Purchase Agreement dated September 30, 2004 between the Company and the Purchasers of the 6% Senior Subordinated Notes due September 30, 2007 (previously filed as Exhibit 4.6 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 2, 2006)

4.7	Form of 6% Senior Subordinated Note due September 30, 2007 (previously filed as Exhibit 4.7 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 2, 2006)
4.8	Form of Redeemable Warrant dated September 30, 2004 (previously filed as Exhibit 4.8 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 2, 2006)
4.9
Registration Rights Agreement dated September 30, 2004 between the Company and the Purchases of the 6% Senior Subordinated Notes (previously filed as Exhibit 4.9 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 2, 2006)

5.1	Opinion of Berger Singerman, P.A.*

23.1	Consent of Berger Singerman, P.A. (contained in Exhibit 5.1)*

23.2	Consent of De Meo, Young, McGrath*

24.1	Power of Attorney (See page II-5 to this Amendment No. 1 to this Registration Statement)

*Filed herewith
_________________________

ITEM 17. UNDERTAKINGS.

(1)	The undersigned Registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(ii)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(iii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lauderdale Lakes, State of Florida on this 15th day of May, 2006.

21ST CENTURY HOLDING COMPANY

By: /s/ Edward J. Lawson
Edward J. Lawson, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Edward J. Lawson and James Gordon Jennings, III, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Edward J. Lawson	Chairman of the Board of Directors,	May 15, 2006
Edward J. Lawson	Chief Executive OfficerAnd President (Principal Executive Officer)
/s/ James Gordon Jennings, III	Chief Financial Officer	May 15, 2006
James Gordon Jennings, III	(Principal Financial and Accounting Officer)

/s/ Bruce Simberg	Director	May 15, 2006
Bruce Simberg

/s/ Carl Dorf	Director	May 15, 2006
Carl Dorf

/s/ Charles B. Hart, Jr.	Director	May 15, 2006
Charles B. Hart, Jr.

/s/ Peter J. Prygelski	Director	May 15, 2006
Peter J. Prygelski

/s/ Richard W. Wilcox, Jr.	Director	May 15, 2006
Richard W. Wilcox, Jr.

/s/ Michael H. Braun	Director	May 15, 2006
Michael H. Braun

EXHIBIT INDEX

5.1	Opinion of Berger Singerman, P.A.*

23.1	Consent of Berger Singerman, P.A. (contained in Exhibit 5.1)*

23.2	Consent of De Meo, Young, McGrath*

24.1	Power of Attorney (See page II-5 to this Amendment No. 1 to this Registration Statement)